GEOLOGY OF UPPER ADIT
VULTURE MINERAL CLAIM GROUP
SLOCAN MINING DIVISION
CODY, B.C.
NTS82F/14E
LATITUDE 49° 58' N, LONGITUDE 117° 09' W

Prepared for
CODY RESOURCES, INC.

Marvin A. Mitchell, P.Eng.
Consulting Geologist

June 9, 2006

TABLE OF CONTENTS
SUMMARY	1
PROPERTY, LOCATION, ACCESS	2
HISTORY	2
LOCATION MAP	3
CLAIM MAP	4
GENERAL GEOLOGY AND MINERALIZATION	5
GEOLOGY OF VULTURE UPPER ADIT	5
CONCLUSIONS	5
RECOMMENDATIONS	6
COST ESTIMATE	6
ENGINEER'S CERTIFICATE	7
REFERENCES	8

MAPS	(Pocket inside back cover)
Geology and Soil Geochemistry (Pb-Ag), Scale 1:2000
Geology of Vulture Upper Adit, Scale 1:500

GEOLOGY OF UPPER ADIT
VULTURE MINERAL CLAIM GROUP
SLOCAN MINING DIVISION
CODY, B.C.

SUMMARY

A lode which has been mined in the first 60 metres of the Vulture upper adit terminates at a fault and granitic dyke. Movement on the fault appears to be left-lateral with the south side downdropped. A soil geochemical anomaly at 1+OON 1+50 E may be derived from the subcrop of the offset northern portion of the mineralization.

A program of soil geochemistry, geological mapping, hand and dozer trenching, followed by diamond drilling if warranted is recommended in two Phases at an estimated cost of $306,000.

PROPERTY, LOCATION, ACCESS

The Vulture group of reverted crown granted mineral claims is located 2.5 km due east of the former mining settlement of Cody, B.C., on the north slope of Carpenter Creek. Access is via paved road eastward from New Denver for 13 km to three Forks, and thence southeasterly for 5 km to Sandon, and an additional 2 km to Cody on gravel roads. Logging and mining roads pass through the southwestern corner of the property.

The property consists of the following reverted crown granted claims.

Claim Name	Tenure Number	Expiry Date
Vulture	256946	Sept 26, 2013
Vulture Fr	256329	Nov 16, 2012
Vult	256330	Sept 26, 2013
Empire No. 5	255924	Sept 26, 2013

HISTORY

Most underground work was completed on the Vulture claim before 1900 (Min. of Mines, 1952). An exploration crosscut to the northwest at approximately 65 metres from the portal appears to have been driven at a later time. Stopes extend for 60 metres from the portal. University of B.C. MINDEP computer files show production from the Vulture lode as:

Short Tons Ag oz/ton Pb % Zn %
585 89.4 69.5 14.4

A map notation (Lakes, 1942) shows 583 tons grading 90 oz/ton Ag and 70% Pb which corroborates the MINDEP reference.

No production records are available for the Empire No. 5 claim. An adit near 0+25S, 2+25E is the only evidence of mining activity which was observed.

3

VULTURE GROUP

Carpenter Creek, Cody, B.C.
SLOCAN M.D. 82F / 14E
Revelstoke
Vernon
Armstrong
Enderby
Penticton
Nelson
Trail
Kaslo
New Denver
Silverton
Kimberley
Cranbrook
Banff
Golden
Invermere
0
10
50 Km.
100 Km.
N

LOCATION MAP

To accompany report by

Marvin A. Mitchell, P.Eng.
Consulting Geologist

JUNE 2006

GENERAL GEOLOGY AND MINERALIZATION

The claims are underlain by argillite of the Triassic-Jurassic Slocan sediments. Where noted on and near the claims the bedding trends 3300 46-60°NE. Granitic sills, up to 2 m in width, appear to be parallel to bedding. Foliation at 312° 42°NE is peneconcordant to bedding. One shear zone with an attitude of 085° 85-90°SE was observed near the mouth of the adit on the Empire No. 5 claim, where silver-lead-zinc sulphides are present in a dump. Some specimens contain mostly pyrite. Sulphides were not observed in outcrops, although rusty bands in argillite trend 085°. Assays of selected material contain approximately 20 oz Ag/ton, 27% Pb, and 22% Zn.

GEOLOGY OF THE VULTURE UPPER ADIT

At the adit portal and on the hillside upslope to the north of the portal, the bedding and foliation strike northwesterly and dip moderately northeasterly. A lode which strikes 050° and dips 40°-50° southeast has been mined from the portal for approximately 60 metres. The lode is cut off by a fault zone which parallels a vertical east-west granitic dyke. Initial observations suggest that movement on the fault is left-lateral with the major dislocation being along the dip component. To the north of the fault a crosscut to the northwest has exposed an unmineralized fracture zone which was explored by 15 metres of drift. The main drift extends for an additional 70 metres. A narrow fracture without obvious mineralization was followed for the first 40 metres, at which point a 10-metre wide fracture zone oriented 330°72°NE crosses the drift. In the last 20 metres of drift there is no evidence of a northeasterly fracture direction.

Interpretation of a dip slip movement on the structure at the end of the mineralization suggests that a northern lode segment could be located above and to the east of the drift. A silver-lead anomaly which was detected by soil geochemistry at 1+OON 1+50E could be derived from the offset portion. Alternatively, a mineralized fissure parallel to the Vulture lode may be located near 1+00N 1+50E and 0+00 1+OOE where anomalous silver and threshold lead values were obtained.

CONCLUSIONS

Interpretation of structural geology and soil geochemistry indicate that silver-lead mineralization is concealed beneath shallow overburden approximately 60 metres east of the Vulture adit.

RECOMMENDATIONS

Soil geochemistry and geological mapping should be completed over the entire claim group, with detailed sampling in the vicinity of 1+OON 1+50 E. Hand trenching should be commenced around the anomalous values at 1+00 N 1+50 E.
Excavator trenching may be necessary to supplement hand trenching of anomalies and to prepare roads. Loose soil from the portal of the lower Vulture adit should be removed with an excavator and the workings mapped and sampled.
A budget for diamond drilling should be available to allow testing for the offset portion of the Vulture mineralization, and to sample any new zones that may be located from soil geochemistry and mapping.

COST ESTIMATE
Phase 1 Trenching, hand and excavator US	$25,000
Geochemical sampling	8,000
Geological mapping	10,000
Supervision	8,000
Analyses	6,000
Vehicles, fuel	4,000
Room, board	4,000
Report	6,000
	71,000
Contingencies @ 10%	7,000
Total, Phase 1	$78,000	$78,000
Phase 2 Diamond drilling, allow 1500 metres, @$100/m	$150,000
Peripheral services	40,000
	190,000
Contingencies @ 20%	38,000
Total, Phase 2	228,000	228,000
Total, Phases 1 & 2	US	$306,000

    Results of each Phase should be compiled into a technical report that is prepared by an engineer or geologist. Continuance to the subsequent phase should be contingent upon favorable conclusion and recommendations by an engineer or geologist.

/s/ Marvin A. Mitchell
Marvin A. Mitchell, P.Eng.
Consulting Geologist
Vancouver, B.C.
June 9, 2006

CERTIFICATE of QUALIFICATIONS AND CONSENT

I, Marvin Afford Mitchell, of Suite 203-2825 Spruce Street, V6H 2R4, in the city of Vancouver, in the province of British Columbia:

DO HEREBY CERTIFY:
•
THAT: I am a Consulting Geologist with offices at Suite 1028-470 Granville Street, Vancouver BC, Canada V6C 1V5. (Tel. (604) 684-4297, Fax. (604) 684-4297, E-mail. marvingeol@hotmail.com. I have been a consulting geologist since 1985.

•
THAT: I have been a member of the Association of Professional Engineers and Geoscientists of the province of British Columbia since 1972 (reg. no. 8322) and that I am a member in good standing of that organization.

•
THAT: I graduated from the Montana College of Mineral Science and Technology in 1968 with a Bachelor of Science in Geological Engineering (mining option), and that I have been practiced my profession continuously since that year.

•
THAT: I have been involved in mineral exploration for gold, silver and base metals in Canada, the U.S., particularly in the state of Nevada, Mexico, South America, Australia and Africa. I was employed by the Corona Corp., on their Bralome, BC. project. From 1995 through 1997 I directed a part of an exploration program for copper-cobalt at Kilembe, Uganda and was involved in gold exploration in Guyana, South America. I have written reports on gold exploration properties in Mali, west Africa. In 1975 I was employed as an exploration geologist on the San Jose de Gracia gold property in Sinaloa State in Mexico. I also have written many property examination reports on gold properties in Nevada.

•	THAT: as a result of my experience and qualifications I am a Qualified Person as defined in N.I. 43 -101.

•
THAT: I am not aware of any material fact or material change with respect to the subject matter of this technical report which is not reflected in this report, the omission to disclose which would make this report misleading. The report is entitled GEOLOGY OF UPPER ADIT VULTURE MINERAL CLAIM GROUP.

•
THAT: I have no interest, directly or indirectly, in the property examined or in the securities of CODY RESOURCES, INC. nor do I expect to receive any such interest in the properties or securities. I am independent of these companies in accordance with the application of Section 1.5 of National Instrument 43-101.

•	THAT: I hereby consent to the use of this report, in whole or in part, in a prospectus or in a short form offering document provided that quotations are not taken out of context.

•	Dated at Vancouver, British Columbia, Canada this 9th day of June, 2006

/s/ Marvin A. Mitchell

Marvin A. Mictchell, P.Eng.

REFERENCES

Lakes, Arthur, 1942. Reference map of productive properties, Sandon Section, Slocan District, B.C. Scale 1"=1200'.

MINDEP Files, University of British Columbia.

Minister of Mines, 1952, p. A 175.

VULTURE CLAIM GROUP
Carpenter Creek, Cody BC
SLOCAN MINING DIVISION
Geology and Soil Geochemistry
Showing DUMP Grab sample
To accompany report by
Marvin A. Mitchell, P. Eng.
June 2006
metres
VULTURE UPPER ADIT
POSSIBLE LOCATION OF
shaly ARG
ARG
2+00E
4+00E
0+00
5000
5200
5400
6000
ROAD
CARPENTER CREEK
Stratigraphy
Intrusives: Granite
Slocan Group: Fine-grained, dark metasediments
KEY
ADIT
CLAIM BOUNDARY
PROPERTY BOUNDARY
FOLIATION
FAULT or FRACTURE
PIT
Soil sample location
Pb ppm
Ag ppm
Rock sample location
Values ppm
ANOMALOUS
THRESHOLD

KEY
WINZE
CHUTE
RAISE and MANWAY
FOLIATION
FAULT OR FRACTURE
Stratigraphy
Intrusives: Granite
Slocan Group: Fine grained, dark metasediments
Fracture Zone (timbered)
Limy argillite and limestone
Fracture Zone with FeOx
Shaly and graphitic argillite
Lode bends into plane of dyke and does not continue to the north.
Detailed structural interpretation is required, but initial impression suggests left-lateral, south side down relative movement.
If an offset portion of the lode exists to the north, it may lie to the east and above the drift.
Gr
Raise and manway. Requires new ladders
lode
argillite
0.3 m lode Limonite
Shaly argillite
45
65
N
GEOLOGY
VULTURE UPPER ADIT
EL 5080
VULTURE CLAIM
L 4192 Tenure Number 256946
NTS 82F/14E
Carpenter Creek, BC
SLOCAN MINING DIVISION
To accompany report by
Marvin A. Mitchell, P. Eng.
June 2005
0 5 10 20
metres
Scale 1:500